Exhibit 99.1

Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS REPORTS FOURTH QUARTER AND 2005

YEAR END RESULTS

COMPANY ANNOUNCES RESIGNATION OF CFO

AMEDISYS TO HOST CONFERENCE CALL

TOMORROW AT 9:00 AM ET

BATON ROUGE, Louisiana (February 22, 2006) – Amedisys, Inc. (NasdaqNM: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the fourth quarter and the year ended December 31, 2005.

For the year ended December 31, 2005, the Company reported net income of $30.1 million, or $1.88 per diluted share, on net service revenue of $381.6 million. For the same period in the previous year, Amedisys reported net income of $20.5 million, or $1.51 per diluted share, on net service revenue of $227.1 million. The diluted weighted average number of shares outstanding approximated 16.0 million in the year ended December 31, 2005 and 13.5 million in the comparable period of 2004.

For the quarter ended December 31, 2005, the Company reported net income of $7.3 million, or $0.45 per diluted share, on record net service revenue of $118.9 million. Net service revenue increased 85 percent when compared with the $64.4 million reported for the comparable period in the prior year. Amedisys reported net income of $6.1million, or $0.39 per diluted share for the quarter ended December 31, 2004. The diluted weighted average number of shares outstanding approximated 16.2 million for the quarter ended December 31, 2005 and 15.6 million for the comparable period of 2004.

The net service revenue for both the fourth quarter and fiscal year ended December 31, 2005 reflect the impact of the recently adopted Deficit Reduction Act.

“While fiscal 2005 represented the strongest net income and service revenue in Amedisys’ history, our weaker than expected fourth quarter is attributable to a number of factors, primarily relating to the transitional cost and delayed timeline expectations for performance improvement from the recent acquisitions of Housecall and Spectracare, the as yet unrealized synergies from the reduction in Housecall’s corporate office expenses and the residual impact of last summer’s hurricanes,” noted William F. Borne, Chief Executive Officer of Amedisys. “The softness seen in the fourth quarter was primarily cost-driven, related to transitional activities and reformatting initiatives to convert payor mix, systems, and operations to an Amedisys profile, all of which are now in place. We expect to see continually improving results as 2006 progresses. Management remains confident that last summer’s acquisitions will prove to be as accretive as initially anticipated, and is committed to achieving that goal as quickly as possible.”

“Our results, both for the quarter and the full year, are indicative of Amedisys’ continued solid top-line growth, which has been a critical driver in the Company’s ability to deliver strong earnings growth over the last three years,” continued Mr. Borne. “Amedisys reported an increase for the year ended December 31, 2005 in net service revenue of 68 percent, and in net income of approximately 47 percent, when compared with the prior year. Our results are due, in part, to the continued strong internal growth of Medicare admissions. This growth rate was approximately 16 percent for the fourth quarter, and 18 percent for the year, and reflects the significant efforts made by all of our field staff towards further enhancing the clinical reputation of the Company.”

“We remain committed to achieving solid organic growth and executing select acquisitions, and continue to be excited about our future opportunities,” said Mr. Borne. “For 2006, Amedisys expects an internal growth rate of Medicare admissions of at least 15 percent, in addition to potential acquisitions.”

On February 8, 2006, the Company advised that it had updated guidance for 2006 based on the impact of the Deficit Reduction Act, and it continues to expect full-year 2006 earnings will be between $2.33 and $2.43 cents per share on net service revenue of approximately $510 million.

Separately, Amedisys also announced today that Gregory H. Browne, Chief Financial Officer, has resigned in order to pursue other professional interests. Amedisys has engaged an executive search firm in order to identify an appropriate successor to Mr. Browne, who will remain as Chief Financial Officer at Amedisys until such individual is identified and transitioned.

“On behalf of the entire Amedisys family, I’d like to extend my sincerest thanks and wishes for future success to Greg,” commented Mr. Borne. “We have enjoyed the benefits of Greg’s financial leadership over the past four years and appreciate the contributions he has made to Amedisys’ extraordinary growth over that time.”

“I am proud of what we have accomplished at Amedisys in the past four years,” said Mr. Browne. “I’d like to take this opportunity to thank everyone at the Company for their support, and I have every confidence in Amedisys’ continued success.”

The Company will provide further information tomorrow on these results during a teleconference call that is scheduled for 9:00 a.m. ET. To access this call, please dial 1-877-691-0877 (domestic) or 1-973-582-2767 (international). A replay of the conference call will be available until March 2nd 2006, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 7006010.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

For the three and twelve months ended December 31, 2005 and 2004

(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004
Income:
Net service revenue	$118,893	$64,359	$381,558	$227,089
Cost of service revenue (excluding depreciation and amortization)	52,515	27,326	163,032	96,078

Gross margin	66,378	37,033	218,526	131,011

General and administrative expenses:
Salaries and benefits	28,825	15,346	93,485	56,916
Other	25,713	11,737	74,939	40,717

Total general and administrative expenses	54,538	27,083	168,424	97,633

Operating income	11,840	9,950	50,102	33,378
Other income (expense):
Interest income	325	370	1,464	550
Interest expense	(1,108)	(144)	(2,932)	(510)
Miscellaneous	59	(31)	106	(59)

Total other expense, net	(724)	195	(1,362)	(19)

Income before income taxes	11,116	10,145	48,740	33,359
Income tax expense	3,814	4,009	18,638	12,855

Net income	$7,302	$6,136	$30,102	$20,504

Basic weighted average common shares outstanding	15,828	15,255	15,606	13,057
Basic income per common share:

Net income	$0.46	$0.40	$1.93	$1.57

Diluted weighted average common shares outstanding	16,196	15,639	15,970	13,543
Diluted income per common share:

Net income	$0.45	$0.39	$1.88	$1.51

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005 and December 31, 2004

(Amounts in thousands, except share data)

	December 31, 2005	December 31, 2004
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$17,231	$39,596
Short term investments	—	50,083
Patient accounts receivable, net of allowance for doubtful accounts of $12,387 at December 31, 2005 and $3,751 at December 31, 2004	68,139	24,478
Prepaid expenses	2,693	1,356
Other current assets	4,277	3,377

Total current assets	92,340	118,890
Property and equipment, net	27,389	10,003
Goodwill	197,002	62,537
Intangible assets, net of $3,108 and $1,177 of accumulated amortization at December 31, 2005 and December 31, 2004, respectively	11,447	4,447
Other assets, net	11,819	3,856

Total assets	$339,997	$199,733

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$29,922	$6,681
Accrued expenses	45,165	22,503
Obligations due Medicare	10,551	9,327
Current portion of long term obligations	10,144	2,112
Current portion of deferred income taxes	4,173	1,353

Total current liabilities	99,955	41,976
Long-term obligations	43,061	1,709
Deferred income taxes	3,556	6,749
Other long-term liabilities	824	826

Total liabilities	147,398	51,260
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized;
None issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized;
15,877,524 and 15,310,380 shares issued at December 31, 2005 and December 31, 2004, respectively	16	15
Additional paid-in capital	146,684	132,032
Unearned Compensation	(628)	—
Treasury stock at cost, 4,167 shares held at December 31, 2005 and December 31, 2004	(25)	(25)
Retained earnings (deficit)	46,552	16,451

Total stockholders’ equity	192,599	148,473

Total liabilities and stockholders’ equity	$339,997	$199,733